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                                                                  EXHIBIT (A)(7)

               BKF CAPITAL GROUP, INC. ANNOUNCES EQUITY GRANT TO
                      JOHN A. LEVIN & CO., INC. EMPLOYEES

     BKF Capital Group has made an equity grant of 450,768 restricted stock units to senior employees of the firm's asset management subsidiary, John A. Levin & Co. Inc. The restricted stock units will generally vest and be delivered no earlier than three years from the date of grant. Certain executive officers of the Company are expected to receive restricted stock units in the first quarter of 2003, raising the amount of the combined grants to 594,373 restricted stock units. Based on BKF's closing stock price of $18.75 on the date of grant, the grant will result in compensation expense of approximately $11.1 million to be recognized from the date of grant through December 3, 2005.

     In addition, BKF has made an offer to its eligible employees to exchange an aggregate of up to 333,308 options granted in December 2001 in exchange for 111,103 restricted stock units. The exchange rate is based on the fair market value of the options to be tendered. The restricted stock units will be subject to vesting in equal amounts at December 31, 2003 and December 31, 2004 and generally will be delivered no earlier than December 31, 2004. BKF will record a compensation expense currently estimated to be approximately $2.1 million over the vesting period of the restricted stock units.

     John A. Levin, Chairman and Chief Executive Officer, highlighted the fact that "in the asset management industry, strong companies require significant employee ownership. We believe this step is needed to solidify the business and allow us to continue pursuing our strategic agenda."

     "We believe it is essential to make investments in the professionals of the firm, who build the client loyalty that is the foundation of our business" stated Gregory T. Rogers, Executive Vice President and Chief Operating Officer.

     As of November 30, 2002, John A. Levin & Co. had approximately $12 billion in assets under management.

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     BKF has filed a tender offer statement and may file other relevant documents concerning the tender offer with the Securities and Exchange Commission. Employees eligible to participate in the tender offer are urged to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and any other documents filed with the SEC because they contain important information on the tender offer. Eligible employees may obtain these documents free of charge at the SEC's website (www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, documents filed with the SEC by BKF may be obtained free of charge by contacting BKF Capital Group, Inc., Attn: Investor Relations (tel: (212) 332-8400). Eligible employees should read the tender offer statement carefully before making any decision with respect to the tender offer.

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     This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of
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the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.